EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FASTFUNDS FINANCIAL CORPORATION FORMS NEW PARTNERSHIP TO PROMOTE CLEANER ENVIRONMENTS FOR THE PRODUCTION OF HERBAL AND ALTERNATIVE REMEDIES

WEST PALM BEACH, Florida, May 20, 2015. —FastFunds Financial Corporation (OTCPK: FFFC) (the “Company” or “FastFunds”) announced today that it has signed an operating agreement with Sanidor Systems, LLC, to create Pure Grow Systems, LLC.

Pure Grow Systems, LLC is dedicated to the healthy production and processing of raw materials used for medicinal or other health-related purposes. One of the products in the Pure Grow Systems’ line provides new technology to potentially clean, sanitize, and disinfect the processing environments of plants and herbs used in the formulation of alternative, botanical, and herbal therapies.

“We are developing a line of environmentally friendly products using ingredients that have a strong track record of sanitization and disinfection in buildings, on furniture, and other items found in medical, manufacturing, or warehousing environments,” said Marybeth Hanson, a member of Sanidor Systems LLC. “

Since environmental toxins like molds, mildews, and harmful bacteria, such as salmonella and e-Coli, can find their way into raw botanical matter, it is important to keep these environments as free from bacteria, mold, and mildew as possible. We believe our products can enhance the purity and safety of botanical- and herbal-raw materials.

“Our management team has a long history in the development of herbal and medicinal products. We understand the need for “cleaner” and safer ingredients, which then can be used in the formulation of nutritional supplements, herbal remedies, and skincare.”

Pure Grow Systems, LLC, is poised to launch its website along with its first product line within the next 60 days.

Safe Harbor for Forward-looking Statements

This news release may contain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company’s progress, business opportunities and growth prospects, they are based on management’s current beliefs and assumptions as to future events. However, since the company’s operations and business prospects are always subject to risk and uncertainties, the forward-looking events and circumstances discussed in this news release might not occur, and actual results could differ materially from those described, anticipated or implied. For a more complete discussion of such risks and uncertainties, please refer to the company's filings with the Securities and Exchange Commission.

CONTACTS:

FastFunds Financial Corporation
Henry Fong, CEO
561-514-9042